Exhibit 99.1

Permian Resources Announces Corporate Reorganization to Further Strengthen Its Best-In-Class

Shareholder Alignment and Advance Towards Up-C Simplification

MIDLAND, Texas – December 22, 2025 (BUSINESS WIRE) — Permian Resources Corporation (NYSE: PR) (“Permian Resources,” “we,” “us,” “our” or the “Company”) today announced a corporate reorganization pursuant to which Permian Resources’ management team members and other long-term holders are exchanging their Class C shares for Class A shares. This transaction better aligns management ownership with public investors, enhances the ability of management team members to maintain peer-leading ownership and advances Permian Resources towards the simplification of its current Up-C structure.

“Will, myself and our entire management team are proud to be large shareholders of Permian Resources, and this transaction allows us to maintain this best-in-class shareholder alignment going forward,” said James Walter, Co-CEO of Permian Resources. “The reorganization enables our team to own the same Class A shares as our public investors and represents a key step towards simplifying our corporate structure to a C-Corp with a single class of shares.”

Permian Resources has focused on peer-leading shareholder alignment since its formation. This focus has three key components:

•

Significant Management Ownership: Today, as well as pro forma for the transaction, Permian Resources’ management team owns over 6% of total shares outstanding. This sizable ownership position ensures that the Company is always focused on long-term value creation for shareholders.

•

Co-CEO Compensation Structure: James Walter and Will Hickey, Co-CEOs of Permian Resources, will continue to receive 100% of their compensation in the form of performance stock units (PSUs). These units vest over 3-5 years and are subject to both absolute and relative return thresholds.

•

Board and Employee Compensation: Permian Resources’ Board of Directors receives all of its compensation in equity. The remainder of the Company’s management team receives a majority of their compensation in equity, and all of Permian Resources’ employees receive equity as part of their annual compensation. This approach reinforces the Company’s “think like an owner” mentality and aligns our employees with our shareholders.

Permian Resources believes this shareholder alignment has been a significant factor in the Company achieving the highest total shareholder return of its peer group since inception, with an annualized total return of 27% versus the peer average of (5)%, as of December 19, 2025.1

“Alignment of our management team and employees with shareholders has been one of the Board’s key focus areas since the inception of Permian Resources. We’ve worked to develop an approach that is differentiated from our peers and enhances governance to achieve peer-leading returns,” said Steven Gray, Chairman of Permian Resources’ Board of Directors. “We believe this reorganization allows us to further improve this alignment and positions us for continued success going forward.”

Details of Transaction

The Company’s Board of Directors and the Audit Committee thereof approved the reorganization pursuant to which, among other things, (a) certain Class C shareholders, including Co-CEOs Will Hickey and James Walter, will surrender Class C shares to the Company for cancellation and contribute units representing limited liability company interests in Permian Resources Operating, LLC to a new public holding company in exchange for newly issued shares of its Class A Common Stock, and (b) the Company will reorganize under such new public holding company whereby the Company will become a wholly owned subsidiary of the new holding company, which will adopt the name “Permian Resources Corporation” and replace the Company as the public company trading on the New York Stock Exchange. The reorganization does not result in any changes for our public shareholders, as the Company’s ticker, trading and total share count will remain the same following the reorganization. Furthermore, the overall proportionate economic ownership and voting percentage of our equity holders in our business after the reorganization will be the same as their current overall proportionate economic ownership and voting percentage in our business immediately prior to completion of the reorganization.

Following these changes, the aggregate amount of Class A shares and Class C shares will remain the same, as illustrated below.

	As of November 30, 2025	Pro Forma
Class A Shares	744,923,609	793,840,363
Class C Shares	84,378,125	35,461,371

Total Shares Outstanding	829,301,734	829,301,734

Further, the reorganization advances the Company towards the elimination of its current Up-C structure and moving to a single share class structure, which is expected to reduce administrative burden and overhead expenses, simplify our capital structure and further improve shareholder alignment. Permian Resources anticipates it will potentially be in a position to eliminate the Up-C structure by year-end 2027.

Additional detail regarding the reorganization can be found in the Company’s Current Report on Form 8-K, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on December 22, 2025.

About Permian Resources

Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on driving peer-leading returns through the acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets are located in the Permian Basin, with a concentration in the core of the Delaware Basin. Through its position of approximately 475,000 net acres in West Texas and Southeast New Mexico, Permian Resources is the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.

Cautionary Statement Concerning Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the completion and the timing of the completion of the reorganization and the other risks described in our filings with the SEC. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

1) Source: FactSet, representing total shareholder return from August 31, 2022 to December 19, 2025; peers include APA Corp., ConocoPhillips, Devon Energy, Diamondback Energy, EOG Resources, Matador Resources, Ovintiv and Occidental Petroleum

Contacts:

Hays Mabry – Vice President, Investor Relations

(432) 315-0114

ir@permianres.com

SOURCE Permian Resources Corporation